Exhibit 4.6

Summary Translation

Personal Loan Agreement between Mr. Silong Chen and Dongguan

Jiasheng Enterprise Co., Ltd.

Lender: Silong Chen (ID: 350623198110076676)

Borrower: Dongguan Jiasheng Enterprise Co., Ltd. (Registered Number: 91441900688640259T)

Party A and Party B entered into this loan agreement for the purpose of helping Party B with its cash flow.

Loan amount: 4.4 million RMB

Repayment method: one-time payment

Date of Agreement: June 16, 2017

/s/ Silong Chen

     Silong Chen

/seal/ Dongguan Jiasheng Enterprise Co., Ltd.

Although not included in the written loan agreements, Silong Chen and Dongguan Jiasheng Enterprise Co., Ltd. have agreed that the foregoing loans shall bear no interest rate and shall be repaid within one year after entry into each loan.